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                                                                     EXHIBIT 4.1

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

      CLASS R CUMULATIVE PREFERRED STOCK       (PAR VALUE $.01 PER SHARE)

                APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

                FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 1,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into additional shares of preferred stock heretofore designated as "Class R Cumulative Preferred Stock, par value $.01 per share," (the "Class R Preferred Stock") and has provided for the issuance of such additional shares.

                SECOND: The reclassification increases the number of shares classified as Class R Preferred stock from 5,940,000 shares immediately prior to the reclassification to 6,940,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 455,962,738 shares immediately prior to the reclassification to 454,962,738 shares immediately after the reclassification. The number of shares classified as Class R Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

                THIRD: The terms of the Class R Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in Article THIRD of the Articles Supplementary to the Charter (dated July 17, 2001 and filed with the MSDAT on July 18, 2001) and remain unchanged by these Articles Supplementary.


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                IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on April 9, 2002.

WITNESS:                           APARTMENT INVESTMENT AND
                                   MANAGEMENT COMPANY

/s/ Lucy Cordova                   /s/ Paul J. McAuliffe
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   Lucy Cordova                    Paul J. McAuliffe
Assistant Secretary                Executive Vice President and Chief Financial
                                   Officer

                THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                   /s/ Paul J. McAuliffe
                                   --------------------------------------------
                                   Paul J. McAuliffe
                                   Executive Vice President and Chief Financial
                                   Officer